                           AGREEMENT FOR PURCHASE AND SALE
                                          OF
                                   REEDLEY FACILITY

                                  TABLE OF CONTENTS


                                                                            Page
                                                                            ----

ARTICLE I   BASIC DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II  PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE III CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE IV  COVENANTS, WARRANTIES AND REPRESENTATIONS . . . . . . . . . . . .12

ARTICLE V   INVENTORY . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

ARTICLE VI  ESCROW AND CLOSING  . . . . . . . . . . . . . . . . . . . . . . .16

ARTICLE VII MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .20


Exhibit A   -     Legal Description
Exhibit B   -     List of Service Contracts
Exhibit C-1 -     List of Personal Property
Exhibit C-2 -     List of Items Excluded From Personal Property
Exhibit D   -     Deed
Exhibit E   -     Bill of Sale
Exhibit F   -     Assignment of Intangible Property
Exhibit G   -     Assignment of Leases
Exhibit H   -     Processing Agreements
Exhibit I   -     Note
Exhibit J   -     Deed of Trust
Exhibit K   -     Schedule of Seller's Exceptions
Exhibit L   -     Environmental Items

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


                           AGREEMENT FOR PURCHASE AND SALE
                                          OF
                                   REEDLEY FACILITY


      THIS AGREEMENT FOR PURCHASE AND SALE is made and entered into as of March 15, 1995 by and between HEUBLEIN, INC., a Connecticut corporation ("Seller"), and GOLDEN STATE VINTNERS, a California corporation ("Buyer").

                                      ARTICLE I
                                  BASIC DEFINITIONS

      Section 1.1 BUSINESS. The term "Business" shall mean the business of producing brandy and dessert wines, as such business is presently conducted on the Real Property.

      Section 1.2 CLOSING DATE. The term "Closing Date" shall mean May 1, 1995, or any earlier date approved in writing by Buyer and Seller for the close of escrow with respect to the purchase and sale of the Property; provided that Buyer may extend the Closing Date to a date no later than May 5, 1995, by giving Seller a written extension notice no later than April 28, 1995 (which notice shall specify the new Closing Date).

      Section 1.3 CONTRACT PERIOD. The term "Contract Period" shall mean the period from the date of this Agreement through and including the Closing Date.

      Section 1.4 DUE DILIGENCE PERIOD. The term "Due Diligence Period" shall mean the period beginning on the date of this Agreement and ending on May 1, 1995.

      Section 1.5 INTANGIBLE PROPERTY. The term "Intangible Property" shall mean any and all unexpired governmental and quasi-governmental licenses, permits, waivers, variances, consents and approvals held by Seller primarily relating to the occupancy of the Real Property or the operation of the Business (the "Approvals"), any and all existing warranties held by Seller and given by third parties primarily relating to the Real Property (the "Warranties"), Seller's rights and interests in the service and equipment contracts primarily relating to the Real Property which are described in EXHIBIT B to this Agreement, and all material operating data and records and reports owned by and in the possession of Seller and used exclusively in Seller's production and storage of brandy and dessert wines on the Real Property. Notwithstanding the foregoing, the term "Intangible Property" shall not include (i) any of the foregoing items that are, by their nature or in accordance with their terms, non-transferable, (ii) any of the foregoing items that require third party consent prior to transfer which consent Seller is unable to obtain notwithstanding its reasonable efforts to do so, and (iii) any trademarks, tradenames, service marks and any intangible property relating to Seller's brands.


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      Section 1.6   INVENTORY.  The term "Inventory" shall mean all bulk or
barreled brandy or wine inventory, all pallets, all barrels, all bungs and all other Heublein Materials (as defined in the Production Agreements attached hereto as EXHIBIT H) located on the Real Property on the Closing Date.

      Section 1.7 PERMITTED EXCEPTIONS. The term "Permitted Exceptions" shall mean real property taxes and assessments which are not delinquent and those exceptions to title accepted or approved by Buyer pursuant to Section 3.4.

      Section 1.8 PERSONAL PROPERTY. The term "Personal Property" shall mean those items of personal property owned by Seller and located on the Real Property and used in connection with the operation of the Business, including without limitation (i) those assets listed in EXHIBIT C-1 to this Agreement, and
(ii) all final and most recent architectural, mechanical, engineering and as-built plans and specifications relating to the structures that currently exist on the Real Property (as such structures currently exist) that are in Seller's possession (the "Plans"). Notwithstanding the foregoing, the term "Personal Property" shall not include any of the Inventory or any of the property listed on EXHIBIT C-2 to this Agreement.

      Section 1.9 PRELIMINARY REPORT. The term "Preliminary Report" shall mean the preliminary title report issued by Title Company on January 12, 1995 under its Order No. 455171.

      Section 1.10 PROPERTY. The term "Property" shall mean the Real Property, the Personal Property and the Intangible Property. In no event will the Property, or any portion thereof, include the Inventory.

      Section 1.11 REAL PROPERTY. The term "Real Property" shall mean that certain real property (including, without limitation, (i) all easements, rights of way, privileges, licenses, appurtenances, mineral and other rights and benefits of or held by Seller to the extent that the same are appurtenant to such real property, (ii) any and all improvements thereon owned by Seller ("Improvements"), and (iii) any and all fixtures, parking areas and landscaping located upon such real property and owned by Seller) commonly known as the Reedley facility, located in Fresno County, California. The land component of the Real Property is described with precision in EXHIBIT A to this Agreement, subject to adjustment as provided in Section 2.2(c) below.

      Section 1.12 TITLE COMPANY. The term "Title Company" shall mean Chicago Title Company, 2425 W. Shaw Avenue, Fresno, California 93711.


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                                      ARTICLE II
                                  PURCHASE AND SALE

      Section 2.1 PURCHASE AND SALE. Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller upon all of the terms, covenants and conditions set forth in this Agreement.

      Section 2.2   PURCHASE PRICE AND CASH LEASE.

            (a) The purchase price for the Property (the "Purchase Price") shall be Six Million Five Hundred Thousand and 00/100 Dollars ($6,500,000.00) and shall be allocated to the land, to the Improvements, to the Personal Property and to the Intangible Property in accordance with the mutual agreement of the parties hereto.

            (b) The Purchase Price shall be payable as follows on the Closing Date through the escrow established pursuant to Section 6.1:

                  (i) Six Million and 00/100 Dollars ($6,000,000.00) shall be payable in cash; and

                 (ii) Five Hundred Thousand and 00/100 Dollars ($500,000.00) shall be payable in accordance with a promissory note in the form attached to this Agreement as EXHIBIT I (the "Note"). The Note will have a five (5) year term, accrue interest at a rate of ten percent (10%) per annum, and be payable in equal semi-annual installments of interest only due on each May 1 and November 1 during the term of the Note, with all outstanding amounts due at maturity. The Note shall be secured by a second deed of trust encumbering the fee interest in the Real Property in the form attached hereto as EXHIBIT J (the "Deed of Trust").

            (c) Buyer acknowledges and agrees that a portion of the Real Property is encumbered by that certain Cash Farm Lease dated June 1, 1988 by and between Kash, Inc. ("Kash") and Seller (as successor-in-interest to Mont LaSalle Vineyards) (the "Cash Lease"). Buyer further acknowledges and agrees that Kash, as the lessee under the Cash Lease, has a right of first refusal to purchase the property described therein (the "Right of First Refusal Property"). Buyer and Seller agree that the value of the Right of First Refusal Property is One Million, Eighty-Seven Thousand, Five Hundred and 00/100 Dollars ($1,087,500.00), which value takes into account the value of similar orchard land and the additional value of the Right of First Refusal Property to the owner of the Real Property as a potential waste water discharge site or expansion site for the Business. In the event Kash exercises such right of first refusal, the Right of First Refusal Property shall be excised from the Real Property and shall not be conveyed to Buyer, and the Purchase Price shall be reduced by One Million, Eighty-Seven Thousand, Five Hundred and 00/100 Dollars ($1,087,500.00). In addition, in the event Kash exercises such right of first refusal and Seller is not legally able to convey to Kash the Right of First Refusal Property without effecting a subdivision or lot split and such subdivision or lot split cannot be Completed

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(as defined below) prior to the Closing Date, then (i) on the Closing Date,
Buyer shall purchase the Property LESS Parcels 4, 6, 8 and 9, as shown on the Preliminary Report (i.e., the legal parcels that include the Right of First Refusal Property) for the Purchase Price (less the reduction described above in this Section 2.2(c)), and (ii) as soon as reasonably practicable after Seller has completed the subject subdivision or lot split, Seller shall transfer to Buyer for no additional consideration that portion of said Parcels 4, 6, 8 and 9 other than the Right of First Refusal Property (the "Remaining Property") by executing and recording in the Fresno County records a grant deed for the Remaining Property, which grant deed shall be substantially in the form attached to this Agreement as EXHIBIT D. In the event of such a delayed transfer of the Remaining Property, the costs, expenses and income of the Remaining Property shall be pro-rated between Buyer and Seller as of the date on which the deed for the Remaining Property is recorded in the Official Records of Fresno County, Buyer shall execute all documents reasonably required to insure that the lien of the Deed of Trust encumbers the Remaining Property, and notwithstanding anything to the contrary in Section 7.1, damage or destruction of the Remaining Property after the Closing Date shall not give either party the right to terminate or rescind this Agreement under said Section 7.1 or otherwise. For purposes of this Section 2.2(c), the subdivision or lot split shall be deemed "Completed" when the approval by the appropriate governmental authorities of the final map or lot line adjustment relating to the subject subdivision or lot split has been obtained, and the passage of any applicable appeal periods has occurred. If Seller pursues the subdivision or lot split described in this Section 2.2(c), Seller will use reasonable efforts to complete the subdivision or lot split, and will consult Buyer with respect to the configuration and terms of the subdivision or lot split and permit Buyer to participate in the process of effecting such subdivision or lot split so as to avoid a subdivision or lot split that will materially and adversely affect the Business. Buyer shall have no liability for any of the costs and fees required to complete any subdivision or lot split required in order to convey the Right of First Refusal Property to Kash, and/or any of the costs and fees of any parcel maps, variances or conditional use permits required by such subdivision or lot split. If the Purchase Price is reduced pursuant to this Section 2.2(c), then such reduction shall be allocated to the land, to the Improvements, to the Personal Property and to the Intangible Property in accordance with the mutual agreement of the parties hereto.

      Section 2.3   SELLER'S DISCLAIMER.

            (a) Except as otherwise expressly provided in Section 4.1 below, Seller disclaims the making of any representations or warranties, express or implied, regarding the Property or matters affecting the Property, including, without limitation, the physical condition of the Property, title to or the boundaries of the Real Property, pest control matters, soil condition, hazardous waste, toxic substance or other environmental matters, compliance with any laws, regulations and orders (including without limitation any and all building, health, safety, land use and zoning laws, regulations and orders), structural and other engineering characteristics, traffic patterns and all other information pertaining to the Property. Buyer, moreover, acknowledges (i) that Buyer has entered into this Agreement with the intention of making and relying upon its own inspection and investigation of the physical, environmental,

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economic, legal or other condition or status of the Property and those representations and warranties of Seller specifically set forth in Section 4.1 below and (ii) that Buyer is not relying upon any representations and warranties, other than those specifically set forth in Section 4.1 below, made by Seller or anyone acting or claiming to act on Seller's behalf concerning the Property or its value or on any documentation or information provided to Buyer by or on behalf of Seller. Buyer further acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, environmental, property management or other advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, environmental, property management and other advisors. Buyer agrees that, except as otherwise expressly provided in Sections 3.3(b), 3.3(f), 4.1, 4.2 and 7.1 of this Agreement, the Property is to be sold to and accepted by Buyer in its "AS IS" condition and WITH ALL FAULTS on the Closing Date and assumes the risk that adverse physical, environmental, economic, legal or other conditions may not have been revealed by its inspection or investigation.

            (b) Except with respect to any claims arising out of any breach of covenants, representations or warranties set forth in section 4.1 or 4.2 below, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its agents, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Buyer has or may have in the future. arising out of the physical, environmental, economic, legal or other condition of the Property, including, without limitation, any rights, claims or demands for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.
Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners. Buyer hereby specifically waives the provisions of section 1542 of the California Civil Code ("Section 1542") and any similar law of any other state, territory or jurisdiction.
Section 1542 provides:

            A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with its legal counsel and that the provisions of this subsection are a material part of this Agreement.


                                    -------------------------------------------
                                    Buyer

                                          5
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                                     ARTICLE III
                                 CONDITIONS PRECEDENT

      Section 3.1   CONDITIONS.

            (a) Notwithstanding anything in this Agreement to the contrary, Buyer's obligation to purchase the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

                  (i) Seller's performance or tender of performance of its obligations pursuant to the terms and conditions of this Agreement and the truth in all material respects of each representation and warranty made in this Agreement by Seller at the time the representation and warranty was made, except to the extent that (A) the truth or correctness of any such representation or warranty is affected as a result of the transactions contemplated hereby or the disclosure thereof or any action by Buyer, or (B) Seller shall agree to indemnify Buyer, to Buyer's reasonable satisfaction against any resulting loss, liability or expense;

                 (ii) the willingness of Title Company or some other reputable title insurer to issue, upon the sole condition of the payment of its regularly scheduled premium, the Title Policy described in Section 3.4 below, insuring Buyer in the amount of the Purchase Price that title to the Real Property is vested of record in Buyer on the Closing Date, subject only to the Permitted Exceptions and to the printed conditions and exceptions of such policy other than such printed conditions and exceptions which Title Company is permitted by applicable law to remove or modify, including: (A) unrecorded mechanic's lien claims, (B) rights of parties in possession (other than tenants under leases as tenants only), (C) unrecorded easements, and (D) if Buyer obtains an ALTA survey satisfactory to Title Company, any state of facts which a current survey would disclose (other than survey matters shown on such survey and accepted by Buyer);

                (iii) there having been no material adverse change in the Property from the date of this Agreement through the Closing Date, except for changes (A) contemplated or permitted by this Agreement or otherwise occurring as a result of the transactions contemplated hereby or thereby, or (B) the disclosure thereof or any action by Buyer;

                 (iv) Buyer's approval prior to the expiration of the Due Diligence Period of the condition and status of the Property and related matters pursuant to Section 3.3 below;

                  (v) on or before the date which is fourteen (14) business days after the date of this Agreement, (i) the delivery to Buyer of all of the items listed in clauses (i)-(iii) and (vi)-(xi) of Section 3.3(b) below, and
(ii) the availability in Seller's offices located on the Real Property of all of the items listed in clauses (iv) and (v) of Section 3.3(b) below;

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

                 (vi) on or before the Closing Date, the delivery to Buyer of the certificate described in Section 6.1(a)(viii);

                (vii) on or before the expiration of the Due Diligence Period, the receipt by Buyer of an A.L.T.A. survey satisfactory to Buyer (the "Survey");

               (viii) on or before the Closing Date, the funding by Sanwa Bank California ("Sanwa") of the Sanwa Loan (as defined in Section 4.3 below), or the obtaining by Buyer of alternative financing satisfactory to Buyer; provided that Buyer shall not be excused from its obligations under this Agreement if the failure to obtain the funding described in this Section 3.1(a)(viii) is due to any failure of Buyer to perform its obligations under Section 4.4(c) below or any other provision of this Agreement;

                 (ix) Buyer's receipt on or before the Closing Date of all consents, authorizations, permits, licenses, orders and approvals of third parties necessary for the operation of the Business; provided that Buyer shall not be excused from its obligations under this Agreement if the failure to obtain any of the foregoing is due to any failure of Buyer to perform its obligations under Section 4.4(d) below or any other provision of this Agreement; and

                  (x) on or before the date which is fourteen (14) days after the Effective Date, the approval by Buyer's board of directors of this Agreement and the transactions contemplated hereby (including without limitation the transactions contemplated by the Processing Agreements (as defined in Section 6.1(a) below)).

            (b) Notwithstanding anything in this Agreement to the contrary, Seller's obligation to sell the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

                  (i) Buyer's performance or tender of performance of its obligations pursuant to the terms and conditions of this Agreement and the truth in all material respects of each representation and warranty made in this Agreement by Buyer at the time the representation and warranty was made and as of the Closing Date, except to the extent that the truth or correctness of any such representation or warranty is affected as a result of the transactions contemplated hereby or the disclosure thereof or any action by Seller;

                 (ii) the willingness of Title Company to issue on the Closing Date (A) the Owner's Title Policy to Buyer in the form described in Section 3.1(a)(ii), and (B) an A.L.T.A. Lender's Policy of Title Insurance with extended coverage (including such endorsements as Seller may reasonably request), insuring Seller in the face amount of the Note that the lien of the Deed of Trust constitutes a valid lien on and security interest in the Real Property subject only to (x) those exceptions to title referenced in the Preliminary Report as of the date hereof, (y) the lien of a deed of trust naming Sanwa as beneficiary, in an amount not to exceed seventy-five percent (75%) of the value of the Real Property, as such value is established pursuant to an appraisal

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prepared by or at the request of Sanwa, and (z) any other exceptions approved by
Seller in its sole discretion ("Seller's Title Policy"); and

                (iii) on or before the date which is fourteen (14) days after the date of this Agreement, the approval by Seller's board of directors of this Agreement and the transactions contemplated hereby (including without limitation the transactions contemplated by the Processing Agreements (as defined in Section 6.1(a) below)).

      Section 3.2 FAILURE OR WAIVER OF CONDITIONS PRECEDENT. In the event any of the conditions set forth in Section 3.1 are not fulfilled or waived pursuant to this Section 3.2, this Agreement shall terminate. Buyer may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Section 3.1(a) above without affecting its rights and remedies with respect to any remaining conditions, and Seller, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in
Section 3.1(b) above without affecting its rights and remedies with respect to any remaining conditions. Buyer's failure to notify Seller in writing of the failure of any of the conditions set forth in Section 3.1(a) on or before the date specified for satisfaction shall constitute a waiver of such condition. In any event, a party's consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions for the benefit of such party.

      Section 3.3   DUE DILIGENCE INVESTIGATION AND ITEMS TO BE DELIVERED TO
BUYER.

            (a) During the Due Diligence Period Buyer shall have the right to inspect and review to its satisfaction the physical, environmental, economic, legal and other condition of the Property and all files and information in Seller's possession which Buyer deems material to the purchase of the Property and which primarily relates to the operation of the Business; provided that in no event shall Seller be obligated to provide or make available to Buyer any files or information that Seller is obligated by agreement or court order to keep confidential. At Buyer's request, with respect to all such confidential information (if any) other than that obtained by Seller from the previous owner of the Business and the Property, Seller shall use reasonable efforts to obtain all consents necessary to enable Seller to release such information.

            (b) On the Closing Date, Seller shall represent and warrant to Buyer that Seller has delivered true and complete copies of each of the following items:

                  (i)   The Preliminary Report;

                 (ii)   That certain A.L.T.A. Survey of the Real Property
prepared by Hanna & Hanna, Inc. as Drawing No. E-1962a dated June 8, 1989 (the "1989 Survey");
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                (iii)   All existing leases covering any portion of the Real
Property that were previously entered into by Seller and that will survive the Closing Date, any guarantees of such leases, and all amendments thereto; provided that Seller's copy of the Cash Lease (and therefore the copy given to Buyer) is missing the exhibits thereto;

                 (iv)   All material Plans in Seller's possession;

                  (v) All material Warranties and Approvals in Seller's possession that are transferable and that will survive the Closing Date;

                 (vi) All unexpired service, maintenance, management and other similar contracts and agreements primarily relating to the operation and management of the Property (A) which will be binding on Buyer on the Closing Date, and (B) for which the Property owner's liability is material and which are not cancellable within thirty (30) days after notice from the owner of the Property;

                (vii) The most recent real and personal property tax bills and utility bills relating to the Property and in Seller's possession;

               (viii) That certain Preliminary Hazardous Materials Site Assessment Mont La Salle Vineyards, 8418 Lac Jac Avenue, Reedley, California, prepared by Harding Lawson Associates dated June 28, 1989, that certain Supplemental Site Activities, Mont La Salle Vineyards, Reedley and St. Helena, California, prepared by Harding Lawson Associates dated July 28, 1989, that certain report prepared by Krazan & Associates addressed to County of Fresno, Department of Health, Environmental Health Services, re: Heublein, Inc., Mont La Salle Vineyards, Reedley, California, dated June 14, 1990 (collectively, the "Harding Lawson Environmental Materials");

                 (ix) Those certain Waste Discharge Requirements for Heublein, Inc., Reedley Winery, Fresno County, Order No. 95-014 of the California Regional Water Quality Control Board, Central Valley Region (the "Order"), and that certain Monitoring and Reporting Program No. 95-014 for Heublein, Inc., Reedley Winery, Fresno County, ordered by the California Regional Water Quality Control Board, Central Valley Region (which document, together with the Order, is referred to herein as the "Waste Discharge Permit");

                  (x) All written notices (if any) previously received by Seller from any governmental agency specifying that hazardous materials on, under or over the Real Property are in material violation of any Environmental Law (as defined in Section 4.1 below), where such violation has not been remedied or remediated as of the date of this Agreement; and

                 (xi)   The Collective Bargaining Agreement (as defined in
Section 6.7 below).

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      The representations and warranties set forth in this Section 3.3(b) shall be made as of the Closing Date. Seller will permit and, at Buyer's request, will instruct, all persons under Seller's control who prepared the Harding Lawson Environmental Materials or any Plans to divulge any other information they have about the Property to Buyer so long as Buyer pays any and all additional costs incurred.

            (c) Buyer agrees (i) to make all necessary physical, environmental, economic, legal or other inspections and investigations of the Property and the Business during the Due Diligence Period, (ii) to provide to Seller twenty-four (24) hours notice prior to Buyer's or Buyer's agent's entry onto the Property, (iii) to perform all tests, inspections and investigations on the Property in the least disruptive manner possible, (iv) to keep the Property free and clear of any and all liens of any nature whatsoever arising from Buyer's or Buyer's agent's entry on or inspections or investigations of the Property, (v) to return the Property to the same condition it was in prior to Buyer's or Buyer's agent's entry or inspection or investigation, and (vi) to indemnify and hold Seller harmless from any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys fees and expenses) resulting from any act or omission of Buyer or Buyer's agents on the Property. Buyer's obligations under clause (vi) of the immediately preceding sentence shall survive the Closing Date or, if the transaction contemplated by this Agreement is not consummated, the termination of this Agreement.

            (d) If Buyer is not satisfied with the physical, environmental, economic, legal and other condition or status of the Property and Business at the end of the Due Diligence Period, Buyer may terminate this Agreement by sending Seller written notice of such termination no later than the last day of the Due Diligence Period at which point this Agreement shall terminate. If Buyer does not so terminate this Agreement on or before the last date of the Due Diligence Period, Buyer shall waive any right to terminate based on the condition of the Property, including its rights under Section 3.1(a)(iv) above.

            (e) Buyer acknowledges that if Buyer proceeds to closing after the Due Diligence Period, (i) Buyer will have purchased the Property after making, and with the intention of relying upon, its own inspection and investigation of the physical, environmental, economic, legal and other condition or status of the Property, (ii) that Buyer is not relying upon any representations and warranties, other than those specifically set forth in
Section 4.1 below, made by Seller or anyone acting or claiming to act on Seller's behalf concerning the Property or its value or on any documentation or information provided to Buyer by or on behalf of Seller, and (iii) that it has not received from Seller any accounting, tax, legal, architectural, engineering, environmental, property management or other advice with respect to such purchase and has relied solely upon the advice of its own accounting, tax, legal, architectural, engineering, environmental, property management and other advisors. Subject to the provisions of Sections 3.3(b), 3.3(f), 4.1, 4.2 and
7.1 of this Agreement, Buyer shall purchase the Property in its "AS IS" condition and WITH ALL FAULTS on the Closing Date and assumes the risk that adverse physical, environmental, economic, legal or other conditions may not have been revealed by its inspection or investigation.

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

            (f) Buyer's approval of the condition and status of the Property shall not alter or diminish Seller's representations and warranties under this Agreement, and Seller acknowledges and agrees that Buyer is nonetheless relying on Seller's representations and warranties made herein, except to the extent any such representation or warranty is specifically waived in whole or in part by Buyer; provided that the representations and warranties of Seller shall not extend to, and shall exclude, any and all information actually known to Buyer on or prior to the Closing Date.

      Section 3.4 EXCEPTIONS TO TITLE. Evidence of title shall be the issuance by Title Company of its A.L.T.A. Owner's Policy of Title Insurance with extended coverage (including such endorsements as Buyer may reasonably request), insuring that fee title in the Real Property is vested in Buyer as of the Closing Date, subject only to the Permitted Exceptions (the "Owner's Title Policy"). Buyer shall notify Seller in writing of any objections Buyer has to the Preliminary Report and the title exceptions referenced therein and to any subsequent amendments or additional exceptions to the Preliminary Report (A) within ten (10) days of the latest to occur of (x) Buyer's receipt of the subject exception document, (y) the date of this Agreement, and (z) in the case of plotable easements, Buyer's receipt of the 1989 Survey or, if the subject easement is not shown on the 1989 Survey, Buyer's receipt of another survey reflecting the location of such easement, or (B) prior to the Closing Date, whichever is earlier. Buyer's failure to disapprove such exception, amendment or addition within the period specified in the immediately preceding sentence shall be deemed to be approval. All such exceptions, amendments and additions that are approved by Buyer (including without limitation those deemed approved by Buyer pursuant to the immediately preceding sentence) shall be deemed "Permitted Exceptions." Seller shall use reasonable efforts to remove as matters affecting title any such disapproved exceptions, amendments or additions prior to the Closing Date, but (a) in the case of disapproved exceptions that are referenced in the Preliminary Report, Seller shall not be required to institute any litigation or incur any cost to do so, and (b) in the case of disapproved amendments or additions to the Preliminary Report, Seller shall not be required to institute any litigation or incur any cost in excess of $10,000 to do so.
If, prior to the Closing Date, Seller notifies Buyer that Seller will not be able to remove any such disapproved exceptions, amendments or additions, then, within five (5) days after the giving of such notice by Seller, or prior to the Closing Date, whichever is earlier, Buyer shall give Seller and Title Company written notice, either that Buyer (i) waives its prior disapproval of the disapproved exceptions, amendments and additions and accepts such exceptions, amendments and additions and such title as Seller is able to convey (in which case such disapproved exceptions, amendments and additions shall be deemed Permitted Exceptions), or (ii) terminates this Agreement. If no such notice is given by Buyer within such five (5) day period or prior to the Closing Date, whichever is earlier, then Buyer shall be deemed to have waived its prior disapproval of the disapproved exceptions, amendments and additions and accepted such exceptions, amendments and additions and such title as Seller is able to convey (in which case such disapproved exceptions, amendments and additions shall be deemed Permitted Exceptions).

                                      ARTICLE IV
                      COVENANTS, WARRANTIES AND REPRESENTATIONS

      Section 4.1 SELLER'S WARRANTIES AND REPRESENTATIONS. Except as disclosed on the Schedule of Seller's Exceptions attached hereto as EXHIBIT K, Seller hereby makes the following representations and warranties to Buyer, which representations and warranties shall, subject to Section 4.5 below, survive the Closing Date, and all of which are (i) material and are being relied upon by Buyer, (ii) accurate as of the date hereof, and (iii) will be certified by Seller as of the Closing Date in accordance with Section 6.1(a)(viii) below:

            (a) subject to Seller's obtaining the approval of its board of directors as set forth in Section 3.1(b)(iii) above, Seller has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and all actions of Seller necessary to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement on behalf of Seller have been taken;

            (b) there are no service contracts with respect to the Real Property to which Buyer would be bound that are not cancellable by the owner of the Real Property within 30 days after written notice from such owner, except as may otherwise be provided in the documents described in EXHIBIT B to this Agreement;

            (c) Seller has not received from any governmental agency any written notice that condemnation proceedings or special assessment proceedings are pending as of the date of this Agreement which would materially and detrimentally affect the present use and operation of the Property;

            (d) To the Best of Seller's Knowledge (as defined below), Seller is the sole owner of the Personal Property free and clear of any lien or encumbrance of any other person, where such lien or encumbrance was created by Seller. To the Best of Seller's Knowledge, the Real Property is not encumbered by any easement or license created by Seller that is not disclosed by the public records of Fresno County;

            (e) To the Best of Seller's Knowledge, there is no pending litigation or proceeding that may materially and detrimentally affect the Business or the Property;

            (f) To the Best of Seller's Knowledge, other than circumstances described in the Harding Lawson Environmental Materials, the items listed on EXHIBIT L or any other environmental reports or studies received by Buyer, Seller has not with respect to Real Property violated any Environmental Laws (as defined below) where (i) such violation has not been remedied or remediated as of the date of this Agreement, and (ii) such violation is likely to have an adverse effect on the ownership of the Property or the operation of the Business. For purposes of this Agreement, "Environmental Laws" shall mean the Comprehensive Environmental

Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 ET SEQ., 33 U.S.C. Section 1251 ET SEQ., 42 U.S.C. Section 300(f) ET SEQ., 42 U.S.C. Section 7401 ET SEQ., California Water Code Section 13000 ET SEQ., and any other similar statutes, laws and ordinances regulating the protection of the environment; and

            (g) As of the date hereof, other than the Collective Bargaining Agreement, Seller has no unexpired employment contracts in place for employees whose primary workplace is at the Property.

      As used in this Section 4.1 or elsewhere in this Agreement (including without limitation the exhibits attached hereto), "To the Best of Seller's Knowledge" shall mean and be limited to the actual knowledge of Ronald Hanson, Thomas Vitali, Len Cairney, James Beckman and Angela Campisi. "Actual knowledge" shall not include implied, imputed or constructive knowledge, or a duty to inquire or investigate any facts or information with respect to the Property or the representations and warranties of Seller contained herein. Notwithstanding any other provision hereof, the representations and warranties of Seller shall not extend to, and shall exclude, any information actually known to Buyer on or prior to the Closing Date and Seller shall have no liability with respect thereto.

      Section 4.2 SELLER'S COVENANTS. Seller hereby covenants and agrees as follows:

            (a) during the Contract Period, except for the contracts entered into by Seller pursuant to Section 4.2(d) below, Seller will not enter into any service contracts binding upon Buyer other than in the ordinary course of business and on terms consistent with then current market conditions and which permit cancellation by the owner of the Property on not more than forty-five
(45) days' notice, without Buyer's prior approval, which approval shall not be unreasonably withheld and shall be deemed given if Buyer should fail to approve or disapprove any proposed contract in writing within five business days following Seller's request for such action;

            (b) during the Contract Period, Seller will not enter into any leases or other binding occupancy commitments for any portion of the Real Property (other than those leases and commitments contemplated hereby) without Buyer's prior approval, which approval shall not be unreasonably withheld and shall be deemed given if Buyer should fail to approve or disapprove any proposed lease or commitment in writing within five (5) working days following Seller's request for such action. The cost to landlord of any commissions and/or tenant improvements payable in connection with any such leases or commitments which become effective at any time during the Contract Period shall be prorated between Buyer and Seller, based on the initial term of the lease or commitment, as of the Closing Date. Buyer shall be responsible for all such costs for any leases or commitments commencing after the Closing Date. Any and all leases and commitments entered into pursuant to this Section 4.2(b) shall be assigned to, and assumed by, Buyer pursuant to the Assignment of Leases (as defined in Section 6.1(a) below). Nothing in this Agreement shall obligate Seller to attempt to obtain tenants for any portion of the Real Property or to execute leases or commitments for the same;

            (c) during the Contract Period, Seller will use all reasonable efforts to obtain the consent of any and all third parties required in order to transfer to Buyer each and every item of Intangible Property listed on
EXHIBIT 8;

            (d) during the Contract Period, Seller shall continue its efforts to (i) implement the installation of monitoring wells in accordance with the Order, and (ii) develop the technical report and the engineering report described in paragraph D.6.a and paragraph D.6.b of the Order, respectively, and coordinate with Buyer with respect to such efforts. Seller shall use reasonable efforts to complete these tasks prior to the Closing Date; provided that Seller shall not be obligated to spend in the aggregate more than $40,000 with respect to accomplishing such tasks; and further provided that failure to complete such tasks shall not be a breach of this Agreement by Seller or allow Buyer to delay the Closing Date or terminate this Agreement. If Seller has not completed such tasks prior to the Closing Date, then Seller shall be obligated to reimburse Buyer for its reasonable costs and expenses incurred in completing such tasks up to a maximum aggregate amount equal to $40,000 less the aggregate amount spent by Seller prior to the Closing Date with respect to the completion of such tasks; and

            (e) during the Contract Period, Seller shall not make any material and adverse physical changes to the Property, and shall continue to manage the Property substantially in the manner they are being managed as of the date of this Agreement; provided that nothing in this Section 4.2(e) shall prevent Seller from operating the Business in the ordinary course of business.

      Section 4.3 BUYER'S WARRANTIES AND REPRESENTATIONS. Buyer hereby makes the following representations and warranties to Seller, all of which are (a) material and are being relied upon by Seller, and (b) accurate as of the date hereof and shall be accurate as of the Closing Date: (i) Buyer and any entity to which Buyer may assign this Agreement pursuant to Section 7.3 below have, and as of the Closing Date shall have, full power and lawful authority to enter into and carry out the terms and conditions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, (ii) all actions necessary to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement to be executed on behalf of Buyer or its assignee have been taken, (iii) Buyer has available to it an operating line and term loan facility from Sanwa (the "Facilities"), and the amount available to Buyer under the Facilities is sufficient to finance the purchase of the Property pursuant to the terms hereof,
(iv) Buyer is capable of satisfying all conditions of funding of the loans from Sanwa under the Facilities of an amount sufficient to finance the purchase of the Property pursuant to the terms hereof (the "Sanwa Loan"), and (v) Buyer has no reason to believe that the Sanwa Loan will not be funded on the Closing Date.

      Section 4.4   BUYER'S COVENANTS.

            (a) Without limiting any of its obligations under any and all confidentiality agreements previously executed by Buyer, Buyer shall hold in strict confidence all documents and information obtained by it with respect to Seller and its affiliates, the Property and the Business, except to the extent required by law or otherwise publicly available, shall not disclose or convey any of such documents or information to any other person without the written consent of Seller (other than on a need-to-know basis to counsel, accountants or experts retained by Buyer where Buyer insures that such counsel, accountants and experts are bound by the restrictions set forth herein), shall use such documents and information solely for the purpose of evaluating the transactions contemplated thereby, and shall return to Seller all such documents and information, without retaining copies thereof, if this Agreement shall terminate without the consummation of such transactions. If such transactions are not consummated, the terms and conditions of this Section 4.4 shall survive the termination of this Agreement, and if such transactions are consummated, such terms and conditions as they pertain to documents and information with respect to Seller and its affiliates shall survive the Closing Date.

            (b) Buyer shall promptly deliver to Seller splits of all samples taken by Buyer's environmental consultants (which splits shall be left with a representative of Seller on the Real Property at the time that such splits are taken) and copies of all environmental reports and studies relating to the Property obtained by Buyer during the Contract Period (or, if the transactions contemplated hereby are not consummated, obtained by Buyer at any time).

            (c) Buyer will use its reasonable best efforts to satisfy all conditions of funding relating to the Sanwa Loan.

            (d) Buyer will use its reasonable best efforts to obtain on or prior to the Closing Date all of the items referenced in Sections 3.1(a)(vii) and (ix) above.

      Section 4.5 LIMITATION OF COVENANTS, REPRESENTATIONS AND WARRANTIES. Notwithstanding anything to the contrary in this Agreement, the respective covenants of the parties to be performed under the terms of this Agreement at or before the Closing Date, shall expire upon the closing of the purchase and sale of the Property; provided, however, that nothing in this Section 4.5 shall be deemed to limit or otherwise affect any covenant (or part thereof) of either party that is permitted or required to be performed after the Closing Date, including without limitation, any obligation arising under the provisions of Sections 2.2(c), 4.4, 6.3, 7.2, 7.9, 7.12 or 7.16 of this Agreement, or pursuant to the closing documents to be delivered by each party under Section 6.1 of this Agreement. The parties further agree that (a) Seller's warranties and representations contained in this Agreement and in any document (including any certificate) executed by Seller pursuant to this Agreement shall survive Buyer's purchase of the Property only for a period of one (1) year after the Closing Date (the "Limitation Period"), and (b) Buyer shall provide actual written notice to Seller of any breach of such warranties or representations within the Limitation Period (which notice must set forth in reasonable detail the basis for

Buyer's determination that such a breach has occurred and a calculation of the damages incurred as a result thereof) and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days, an additional reasonable time period, so long as such cure has been commenced within such thirty (30) days and diligently pursued. If Seller fails to cure such breach after actual written notice and within such cure period, Buyer's sole remedy shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, within the Limitation Period; provided, however, that if within the Limitation Period Buyer gives Seller written notice of such a breach and Seller commences to cure and thereafter terminates such cure effort, Buyer shall have an additional thirty
(30) days from the date of such termination within which to commence an action at law for damages as a consequence of Seller's failure to cure. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such warranties or representations. Notwithstanding any other provision of this Agreement, (i) the representations and warranties of Seller under this Agreement shall not extend to, and shall exclude, any information actually known to Buyer on or prior to the Closing Date and Seller shall have no liability with respect thereto, and (ii) Seller shall not be liable for any breach of any representation or warranty unless the total of all damages incurred by Buyer as a result of Seller's breaches of the representations and warranties hereunder exceed in the aggregate Seventy-Five Thousand and 00/100 Dollars ($75,000.00), and then only for the amount by which such damages exceed Seventy-Five Thousand and 00/100 Dollars ($75,000.00).


                                      ARTICLE V
                                      INVENTORY

      The Inventory shall remain on the Property after the Closing Date, and shall continue to be owned by Seller. The terms relating to the storage, blending and delivery of the Inventory by the parties after the Closing Date shall be governed by the Processing Agreements.


                                      ARTICLE VI
                                  ESCROW AND CLOSING

      Section 6.1 ESCROW ARRANGEMENTS. An escrow for the purchase and sale contemplated by this Agreement has been opened by Buyer and Seller with Title Company. On or before the Closing Date, Seller and Buyer shall each deliver escrow instructions to Title Company consistent with this Article VI, and the parties shall deposit in escrow the funds and documents described below.

            (a)     Seller shall deposit:

                  (i) a duly executed and acknowledged grant deed relating to the Real Property in the form attached to this Agreement as EXHIBIT D (the "Deed");

                 (ii) a duly executed bill of sale with respect to the Personal Property in the form attached to this Agreement as EXHIBIT E (the "Bill of Sale");

                (iii) two duly executed counterparts of an assignment and assumption of Seller's interest in the Intangible Property in the form attached to this Agreement as EXHIBIT F (the "Assignment of Intangible Property");

                 (iv) two duly executed counterparts of an assignment and assumption of Leases in the form attached to this Agreement as EXHIBIT G (the "Assignment of Leases");

                  (v) a certificate from Seller certifying the information required by Section 1445 of the Internal Revenue Code and the regulations issued thereunder to establish, for the purposes of avoiding Buyer's tax withholding obligations, that Seller is not a "foreign person" as defined in Internal Revenue Code Section 1445(f)(3) (the "FIRPTA Certificate");

                 (vi) a California Form 590 certifying that Seller has a permanent place of business in California or is qualified to do business in California (the "Form 590");

                (vii) two duly executed counterparts of the two processing agreements in the form attached to this Agreement as EXHIBIT H (the "Processing Agreements");

               (viii) a certificate from Seller certifying that the representations and warranties set forth in Section 4.1 above are accurate as of the Closing Date, except as otherwise set forth in such certificate; and

                 (ix) such other documents as reasonably may be required by Title Company to evidence the authority of Seller and the individuals executing the documents described herein to be executed on behalf of Seller to so execute such documents.

            (b)     Buyer shall deposit:

                  (i) immediately available funds sufficient to pay the Purchase Price, plus sufficient additional cash to pay Buyer's share of all escrow costs and closing expenses;

                 (ii) two duly executed counterparts of the Assignment of Intangible Property;

                (iii) two duly executed counterparts of the Assignment of Leases;

                 (iv)   two duly executed counterparts of each Processing
Agreement;

                  (v) a certificate duly executed by Buyer in favor of Seller confirming the waivers and acknowledgments set forth in Sections 2.3(a) and (b) above (the "Buyer's Certificate");

                 (vi)   the Note, duly executed by Buyer; and

                (vii) the Deed of Trust, duly executed and acknowledged by Buyer.

      Section 6.2   CLOSING.  Title Company shall close escrow by:

            (a)     recording the Deed and the Deed of Trust, in that order;

            (b) issuing the Owner's Title Policy to Buyer and the Seller's Title Policy to Seller;

            (c) delivering to Buyer the Bill of Sale, the FIRPTA Certificate, the Form 590, one counterpart of the Assignment of Intangible Property executed by Seller and one counterpart of each Processing Agreement executed by Seller; and

            (d) delivering to Seller one counterpart of the Assignment of Intangible Property executed by Buyer, one counterpart of each Processing Agreement executed by Buyer, the Buyer's Certificate, the Note, and funds in the amount of the Purchase Price, as adjusted for prorations and closing costs in accordance with Sections 6.3 and 6.4 below.

      Section 6.3   PRORATIONS.

            (a) Real estate taxes and assessments, personal property taxes (if any), rent and all other items of income and expense with respect to the Property shall be prorated between Seller and Buyer as of the Closing Date. All such items attributable to the period through and including the Closing Date shall be credited to Seller. All such items attributable to the period following the Closing Date shall be credited to Buyer. Seller shall be credited in escrow with any refundable deposits or bonds held by any utility, governmental agency or service contractor with respect to the Property.

            (b) Buyer shall be responsible for all leasing commissions and the cost to landlord of tenant improvements attributable to periods after the Closing Date for all leases executed during the Contract Period as set forth in
Section 4.2(b). Buyer shall receive a credit in escrow in the amount of any deposits under leases in effect on the Closing Date, or any portion thereof, which are in Seller's possession and refundable to the tenant as of the Closing Date plus the amount of any prepaid rent for periods from and after the Closing Date. Buyer shall not be entitled to any interest on such deposits which may have accrued prior to the Closing Date unless such interest, under the terms of the applicable lease, accrues for the benefit of the tenant. Any rent collected by Buyer after the Closing Date shall be applied first to pay any rent then due and owing for any period prior to the Closing Date, and Buyer shall remit such amounts immediately upon receipt to Seller, and then to pay any rent owing for any period after the Closing Date. If either Buyer or Seller receives any revenues attributable to the period during which it is not the owner of the Property, said party shall promptly forward such amounts to the other party (if such revenues are only partially attributable to the period during which said party is not the owner of the Property, the amount paid to the other party shall be based upon proration as of the Closing Date as set forth above). Buyer shall use its best efforts to collect and assist Seller in collecting any revenue which is owed to Seller as of the Closing Date or which comes due thereafter and is owed to Seller.

      Section 6.4 OTHER CLOSING COSTS. Buyer and Seller shall each pay fifty percent (50%) of the local governmental documentary transfer or transaction taxes or fees due on the transfer of the Property from Seller to Buyer and all other costs of escrow and closing in connection with the purchase and sale of the Property, including, without limitation, (a) the escrow fee charged by Title Company, (b) that portion of the premium for the Owner's Title Policy equal to the Title Company's regularly scheduled premium for a C.L.T.A. Owner's Policy of Title Insurance in the amount of the Purchase Price (the "C.L.T.A. Portion"),
(c) the recording costs for this transaction, and (d) any sales or use taxes determined to be payable in connection with this transaction; provided that (i) Buyer shall pay one hundred percent (100%) of (A) the cost of any survey requested by Buyer (including without limitation the Survey), and (B) the premium for the Owner's Title Policy in excess of the C.L.T.A. Portion (including without limitation the cost of any and all extended coverage and endorsements to the Owner's Title Policy), and (ii) Seller shall pay one hundred percent (100%) of the premium for Seller's Title Policy.

      Section 6.5 INSURANCE. Seller's existing liability and property insurance pertaining to the Property shall be canceled as of the Closing Date, and Seller shall receive any premium refund due thereon. Seller shall maintain throughout the Contract Period property insurance in form and amount substantially similar to the property insurance maintained by Seller as of the date of this Agreement.

      Section 6.6 FILING OF REPORTS. The parties shall cause Title Company to be solely responsible for the timely filing of any reports-or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated in this Agreement.

      Section 6.7 EMPLOYEE MATTERS. Seller has previously advised Buyer that Seller is a party to that certain collective bargaining agreement with the Distillery, Wine and Allied Workers International Union AFL-CIO Local No. 45 (the "Collective Bargaining Agreement"), a copy of which has been provided to Buyer. Nothing contained in this Agreement shall in any way obligate or require Buyer to offer employment to any of the employees covered by the Collective Bargaining Agreement or any other employees at the Real Property. Buyer shall have no responsibility for any salary, benefits, severance pay or similar obligations that become payable to any such employees for periods of time prior to the Closing Date. On or before the Closing Date, Seller shall terminate the employment of all of its employees at the Property (including employees on active payroll as well as those on layoff, leave of absence or medical or other leave), that Seller is not retaining as Seller's employees.


                                     ARTICLE VII
                                    MISCELLANEOUS

      Section 7.1   DAMAGE OR DESTRUCTION AND EMINENT DOMAIN.

            (a) In the event of any damage or destruction to the Real Property during the Contract Period for which the cost to repair is less than One Hundred Thousand and 00/100 Dollars ($100,000.00), Seller and Buyer shall proceed with the purchase and sale of the Property in accordance with the terms of this Agreement and Seller shall assign to Buyer at closing its right to receive all insurance proceeds (if any) with respect to such damage or destruction up to the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00). In the event of any damage or destruction to the Real Property during the Contract Period for which the cost of repair equals or exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00), either party may elect to terminate this Agreement by delivering written notice to the other party within thirty (30) days following such damage or destruction. In the event the parties elect to close as provided herein notwithstanding such damage or destruction, Seller shall assign to Buyer its right to receive insurance proceeds (if any). Notwithstanding anything in this Agreement to the contrary, the insurance proceeds to be credited or delivered to Buyer pursuant to this Section 7.1 shall exclude business interruption or rental loss insurance proceeds, if any, allocable to the period through the Closing Date, which proceeds shall be retained by Seller.

            (b) If, prior to the Closing Date, all of the Property is taken by eminent domain, this Agreement shall be deemed canceled. If only part of the Property is so taken, Buyer shall have the option of (i) proceeding with the closing and acquiring the Property as affected by such taking, together with all compensation and damage awarded or the right to receive same, or (ii) canceling this Agreement. If Buyer elects option (i) above, Seller agrees to assign to Buyer at the closing its rights to such compensation and damages, and shall not settle any proceedings related to such taking without Buyer's prior written consent.

      Section 7.2 BROKERAGE COMMISSIONS AND FINDER'S FEES. Each party to this Agreement warrants to the other that no person or entity can properly claim a right to a real estate commission, real estate finder's fee, real estate acquisition fee or other real estate brokerage-type compensation (collectively, "Real Estate Compensation") based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all loss, cost, liability or expense (including but not limited to attorneys' fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity based upon such acts by the indemnifying party.

      Section 7.3 SUCCESSORS AND ASSIGNS. Neither party may assign any of its rights or delegate its obligations hereunder without the prior written consent of the other party, provided that Buyer may assign its rights and delegate its obligations hereunder without Seller's consent to a subsidiary or affiliate in which Buyer has a substantial equity position and which is controlled by or under common control with Buyer, provided Buyer is the principal operating entity in the affiliated group to which such assignee belongs, and further provided that Buyer irrevocably and unconditionally guarantees the performance of all of "Buyer's" obligations under this Agreement and all documents executed pursuant to this Agreement and assumes all of "Buyer's" liabilities under this Agreement and all such documents, by an instrument satisfactory to Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Notwithstanding anything in the foregoing to the contrary, Buyer shall not have the right to assign its rights or delegate its obligations hereunder to any person or entity which, as of the date of this Agreement, competes directly or indirectly with the business of Seller or any of Seller's affiliates.

      Section 7.4 NOTICES. All written notices required to be given pursuant to the terms hereof shall be either personally delivered or deposited in the United States express mail or first class mail, registered or certified return receipt requested, postage prepaid, and addressed as follows:

To Seller:                    Heublein, Inc.
                              16 Munson Road
                              Farmington, Connecticut 06032
                              Attn: General Counsel

and with a copy to:           Pettit & Martin
                              101 California Street, 35th Floor
                              San Francisco, California 94111
                              Attn: Randal B. Short, Esq.

To Buyer:                     Golden State Vintners
                              38558 Road 128
                              Cutler, California 93615
                              Attn: Jeffrey B. O'Neill

with a copy to:               Farella, Braun & Martel
                              235 Montgomery Street
                              San Francisco, California 94104
                              Attn: Matthew J. Lewis

      The foregoing addresses may be changed from time to time by written notice. Notices shall be deemed received upon the earlier of actual receipt or three (3) business days following mailing.

      Section 7.5 TIME. Time is of the essence of every provision contained in this Agreement.

      Section 7.6 POSSESSION. Possession of the Property shall be delivered to Buyer on the Closing Date.

      Section 7.7 INCORPORATION BY REFERENCE. All of the exhibits attached to this Agreement or referred to herein and all documents in the nature of such exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

      Section 7.8 NO DEDUCTIONS OR OFF-SETS. Buyer acknowledges that the Purchase Price to be paid for the Property pursuant to this Agreement is a net amount and shall not be subject to any off-sets or deductions.

      Section 7.9 ATTORNEYS' FEES. In the event any dispute between Buyer and Seller should result in litigation or arbitration, the prevailing party (or, in the case of a voluntary dismissal or similar proceeding, the party that does not initiate the dismissal or proceeding) shall be reimbursed for all reasonable costs and attorneys' fees incurred in connection with such litigation or arbitration, including, without limitation, reasonable costs and attorneys' fees incurred in collecting the judgment(s) or arbitration award(s) resulting from such litigation or arbitration.

      Section 7.10 CONSTRUCTION. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

      Section 7.11 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of California.

      Section 7.12 DAMAGES. Buyer agrees that any liability of Seller under any claim brought prior to the Closing Date pursuant to this Agreement or any document or instrument delivered simultaneously or in connection with, or pursuant to this Agreement, shall be limited solely to the Property, and no other assets of Seller shall be subject to levy or execution. With respect to any such claim brought following the Closing Date, any liability of Seller shall be limited solely to the assets of Seller. In no event shall Buyer seek satisfaction for any such obligation from any of the shareholders, officers, directors, employees or agents of Seller. Buyer specifically waives any right to seek specific performance of Seller's obligations under this

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Agreement and acknowledges that its only remedy in the event of a breach of this
Agreement by Seller shall be the right (as limited by this Section 7.12) to seek money damages at law.

      Section 7.13 NO MERGER. The provisions of this Agreement shall not merge with the delivery of the Deed but shall, except as otherwise provided in this Agreement, survive the close of escrow.

      Section 7.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts. All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not signatory to the same counterpart.

      Section 7.15 ENTIRE AGREEMENT. This Agreement and the attached exhibits, which are by this reference incorporated herein, all documents in the nature of such exhibits, when executed, and any and all confidentiality agreements previously executed by Buyer, contain the entire understanding of the parties and supersede any and all other written or oral understanding.

      Section 7.16 PUBLICITY. Without limiting the terms of any and all confidentiality agreements previously executed by Buyer, no press release, notice or disclosure to any person or other publicity concerning the transactions contemplated by this Agreement or the other agreements referred to herein, or negotiations and discussions related to such transactions, shall be issued, given, made or otherwise disseminated at any time before or after the Closing Date without the prior approval of each of the parties hereto; provided, however, that such approval shall not be unreasonably withheld. The terms and conditions of this Section shall survive the closing of the transactions contemplated by this Agreement or, if such transactions are not consummated, the terms and conditions of this Section shall survive the termination of this Agreement; provided that if the transactions contemplated by this Agreement are consummated, then either party may disclose the occurrence of the sale of the Property as set forth herein and the existence of the parties, relationship under the Production Agreements (but not the terms and conditions of such sale or agreements) without obtaining the prior approval of the other party. The parties shall mutually agree upon the text of all press releases and other disclosures to be made by either party upon the consummation of the sale of the Property to Buyer.

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      IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first written above.

SELLER:                             BUYER:

HEUBLEIN, INC.,                     GOLDEN STATE VINTNERS,
a Connecticut corporation           a California corporation


By:                                 By:
    ---------------------------         --------------------------
      Its                                 Its
          --------------------                --------------------




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